Exhibit 10.1
AGREEMENT

Agreement made as of the 11th day of February, 2010 (the “Execution Date”) by and between Icahn Enterprises L.P., (the “Employer”), and Daniel A. Ninivaggi (the “Employee”).

Whereas, Employer wishes to employ Employee as its President and President of Icahn Enterprises Holdings L.P. (“Holdings”), Employer’s 99% owned subsidiary, to perform the duties set forth herein and others given to him from time to time and Employee wishes to become employed by Employer upon the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual promises made herein, the parties hereto agree as follows:

1.
Employment/Title/Benefits:  Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 3 below, and Employee hereby accepts such employment.  Employee’s title shall be President of Employer, President of Holdings and President of Icahn Enterprises G.P. Inc. (“IEGP”), the sole general partner of Employer and Holdings.  Until such time as Employee is no longer employed hereunder, Employee shall be entitled to an aggregate of 22 days of Paid Time Off (comprised of vacation, personal and sick days) annually in accordance with the policies of the Employer and shall participate in all benefit programs and plans generally made available to Employer’s executives.  Employee shall be required, from and after no later than the 45th day after the Effective Date and for the balance of the term of his employment hereunder, to reside in the New York City metropolitan area.

2.
Term.   Employee shall commence his duties hereunder on March 15, 2010, or such later date chosen by Employee but not after April 15, 2010, (“Effective Date”) and his employment shall terminate, unless sooner terminated as provided herein, on December 31, 2012 (“Expiration Date”), unless the parties otherwise agree in writing that it should continue and agree upon the terms and conditions applicable to such continuance.

3.
Duties.  As President of Employer and President of Holdings, Employee shall be responsible for, among other things (i) oversight of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, (iii) providing his expertise in connection with the current and future business activities of Employer and members of the Icahn Group (as defined below), (iv) being the liaison with all members of the Icahn Group and (v) generally representing Employer, Holdings and IEGP  with respect to the executives and other personnel of Employer and the subsidiaries and controlled companies and their affiliates of Employer (such entities together with Holdings and IEGP being the “Icahn Group”), generally except for the activities of the hedge funds operated by subsidiaries of Employer. Employee will be responsible to and take direction from and be assigned additional duties by the Board of Directors of IEGP  and its controlling person, Carl C. Icahn.

It is contemplated that Employer shall use its best efforts to have Employee appointed or elected to the boards of directors or other governing bodies of portfolio companies for which he has oversight responsibility. So long as Employee remains employed by Employer or any member of the Icahn Group,  Employee agrees that he will (i) not resign as a director of any public or private corporation on whose board he is then serving or on which, during his employment hereunder he begins to serve at the request of Employer, IEGP or its controlling person, Carl C. Icahn; and (b) resign from any such positions within five (5) business days following the request of Employer, IEGP or Carl Icahn  that he do so.  In addition, he agrees that if during the term of his employment he is requested by Carl Icahn to serve as Principal Executive Officer of IEGP., he will so serve and will be paid $100,000 per annum, which amount shall thereafter be subtracted from the Base Salary that he is entitled to receive from Employer hereunder.

4.
Base Salary. Until such time as the employment of Employee hereunder ceases, Employee will be paid a salary at the per annum rate of $650,000 for the period from the Effective Date through December 31, 2010 and at the per annum rate of  $650,000 for each of the calendar years 2011 and 2012 (payable every 2 weeks) (the “Base Salary”) in accordance with Employer’s general payroll practices.  All compensation paid to Employee, whether Base Salary, bonus or otherwise shall be subject to applicable payroll and withholdings taxes, to the extent required by law, as determined by Employer.

5.
Bonus.  Employee shall be entitled to be paid a bonus in respect of each of the periods ending on December 31, 2010, December 31, 2011 and December 31, 2012.  The bonus for the 2010 period shall be $550,000 and the bonus for each of the 2011 and 2012 calendar years shall be not less than $450,000 and not more than $650,000.  Employer shall determine the amount of Employee’s bonus for each of 2011 and 2012 based upon the performance criteria developed by Employer with the acquiescence of Employee, which acquiescence shall not be unreasonably withheld.  The bonus for the periods ending December 31, 2010 and December 31, 2011 shall be paid by Employer within the sixty (60) days following the end of the applicable bonus period.  The bonus in respect of the period ending December 31, 2012 shall be paid by Employer on  December 31, 2012.

6.
Relocation Expenses.  Upon the commencement of his employment on the Effective Date, Employee shall receive from Employer the sum of $300,000 in cash (i) less any amounts reimbursed by Employer to Employee prior to the Effective Date for tax exempt travel and relocation related expenses which qualify as moving expenses pursuant to Section 217 of the Internal Revenue Code of 1986, as amended (“Code”) and (ii) less the applicable payroll and withholding taxes which shall be withheld by Employer as required by law on the taxable portion of any such payment based upon documentation and records submitted by Employee at the time of his receipt of such payment (or payments, in the event Employee elects to receive such amount in more than one payment).

7.
Options.  Employee is hereby granted, on the date hereof, Class A options to purchase 100,000 Depositary Units of Employer with an exercise price of $ 45.60 per Unit, and Class B options to purchase 100,000 such Depositary Units with an exercise price of $ 55.60    per Unit.  Each of the Class A options and the Class  B options  (collectively, the “Options”) shall vest as to 33,334 Options, on December 31, 2010; 33,333 Options on December 31, 2011 and the balance of 33,333 Options on December 31, 2012.  Except as otherwise expressly set forth herein or in the Option Agreements in each case relating to earlier termination, the Options shall expire on December 31, 2014.  The exercise prices of the Options shall be subject to adjustment in certain events, all as set forth in the respective Option Agreements.  The Options shall be exercisable commencing on the later of the date on which they vest and the date on which the grant of the Options shall have been approved by the holders of a majority of the outstanding Depositary Units.  Notwithstanding any other provision of this Agreement, no Option may be exercised after the close of business on December 31, 2014.

8.	Termination of Employment.

(a)
Power of Termination.  The Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause.  “Cause” shall mean any of the following:(a) conviction of any felony or the commencement of a criminal proceeding against Employee alleging fraud or violation of the federal securities laws; (b) willful failure to follow the lawful directions given by Employer to Employee or the written policies or procedures adopted by the Employer from time to time that are made available to Employee; (c) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer's business policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement. Prior to termination for “Cause” as a result of failure as contemplated in clause (b),(c) or (e) above, Employee shall be given written notice delivered to him by hand or by certified mail return receipt requested (which shall be deemed given when such mail is delivered or delivery is attempted by the US Post Office) of his activity giving rise to such failure and will have 15 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence twice during any calendar year.  “Good Reason” shall mean the existence and continuation of an Uncured Employer Breach.  An Uncured Employer Breach shall mean and be limited to the failure of the Employer to make any payment required to be made hereunder when due if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure delivered personally by hand (or by certified mail return receipt requested) by the Employee to Carl C. Icahn, provided that if such failure is the result of a good faith dispute, then such failure shall not constitute or be deemed to constitute an Uncured Employer Breach.  An Uncured Employer Breach shall also include (i) a material change in the duties assigned to Employee which are so different in responsibility and scope so as to be materially adverse to Employee to the extent that Employee acting reasonably would be demeaned by such change, it being understood that any such change shall not be considered adverse to the extent that Employee’s duties include oversight over other entities that are or were affiliated with Icahn Group or (ii) a breach of Employer’s obligations under Section 14(c) which remains uncured 15 business days after Employee delivers written notice thereof to Carl. C. Icahn (and, in any event, no earlier than December 31, 2010).

(b)
Payment of Earned Base Salary and Bonus.  In the event that Employee’s employment under this Agreement with Employer ceases (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement), Employee shall be entitled to receive any Base Salary earned for periods prior to the cessation of his employment and not yet paid through the date of cessation of employment. In addition, Employee shall be entitled to receive any bonus due for any calendar year ended prior to the cessation of his employment and not yet paid through the date of cessation of employment.  Such bonus due for the calendar year that had ended shall not be less than the minimum bonus in respect of that calendar year as provided in Section 5 hereof.  Except as set forth in subsection (c) of this Section 8, the Option Agreement shall provide that all Options, whether vested or unvested, shall expire at the close of business on the 90th day following the cessation of Employee’s employment (the date on which Employee is no longer employed by Employer.

(c)
Termination Without Cause/Termination for Good Reason.  In the event of the cessation of Employee’s employment under this Agreement due to the employment of Employee being terminated by Employer without Cause or being terminated by Employee for Good Reason, Employee shall be entitled to receive the amounts provided in subsection (b) of this Section and in addition thereto:  (i) Employee shall be paid the remaining Base Salary and the minimum applicable bonuses that would have been due under this Agreement through the Expiration Date, such payments to be made on the dates that such payments would otherwise have been due from the date that the employment ceased through the Expiration Date, and (ii) Employee’s unvested Options shall vest immediately and Employee shall have until the close of business on the 180th day after such cessation to exercise the Options, which shall expire at such close of business to the extent not then exercised.  In the event that Employee shall remain in the continuous employ of Employer through the Expiration Date, the Options shall expire on June 30, 2013, or if he remains employed beyond March 31, 2013, then the Options shall expire on the earlier to occur of (x) the close of business on the 90th day after his employment ceases (or 180th day in the case of Employee being terminated by Employer without Cause or being terminated by Employee for Good Reason) and (y) December 31, 2014.

(d)
Other Termination.  In the event of:  (x) Employee’s death or Disability or  Employee’s resignation or other voluntary termination of employment by Employee (which shall not include a termination by Employee for Good Reason) prior to the Expiration Date or of a (y) termination by Employer for Cause, Employee will be paid the amounts set forth  in subsection (b) of this Section.  Except as set forth in subsection (c) of this Section 8, the Option Agreements shall provide that all Options, whether vested or unvested, shall expire at the close of business on the 90th day following the cessation of Employee’s employment (the date on which Employee is no longer employed) by Employer.

(e)
Disability.  Disability shall be deemed to occur if so asserted by Employer in a written notice by Employer to Employee, following illness or injury or other condition that results in Employee being unable to perform his duties hereunder at the offices of Employer for a period of 30 consecutive business days or for 45 business days during any 180 business-day period.

(f)
Resignation.  Employee may resign from his employment hereunder (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 10, 11 and 12 hereof). Any such resignation will not be on less than two (2) weeks prior written notice to Employer.

(g)
Other Matters.   Employee’s severance benefits under Section 8(c) shall be reduced to the extent of any cash compensation he receives or earns during the period  prior to the scheduled Expiration Date (the “Severance Period”) from a new employer if Employee fails, within 30 business days of receiving a written request therefor from Employer, to deliver an affidavit to Employer stating that he did not initiate or engage in substantive discussions with his new employer regarding employment or similar opportunities with the new employer during the course of his employment with Employer, other than to decline pursuing any such employment opportunities.  Should  Employee become employed by a new employer during the Severance Period, and it is determined that the affidavit delivered by Employee was not true and correct in any material respect,  then Employee shall return any amounts to which he was not entitled pursuant to the first sentence of this subsection (g).

9.	Representations and Warranties. Employee represents as of the Execution Date as follows:

(a)
To the best of his knowledge, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity that would interfere with the performance of his duties under this Agreement. Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(b)
Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.  Employee is a director of CIT Group, Inc.(“CIT”)  and shall comply with CIT’s corporate governance standards in connection with the change in his employment. Employee shall be permitted to continue his service on the CIT board of directors, provided that doing so does not interfere with his duties under this Agreement.

10.
Confidential Information.  During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Employer, members of the Icahn Group and their respective Affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of Employer, members of the Icahn Group and their respective Affiliates or relating to the business or personal affairs of Carl C. Icahn or members of his family in all such cases  (i) obtained by Employee during Employee’s employment hereunder and (ii) not otherwise in the public domain.  Employee shall not, without prior written consent of the Employer (which may be granted or withheld in its sole and absolute discretion provided that Employee shall be permitted to use Confidential Information in connection with the performance of his duties hereunder without being required to obtain the written consent of Employer), communicate or divulge any of the types of information described in the two previous sentences (other than with respect to the business and personal affairs of Carl C. Icahn or members of his family), knowledge or data to anyone other than Employer, members of the Icahn Group and their respective Affiliates and representatives and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employee, at Employer expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, or any members of the Icahn Group, alone or with others, during the period the Employee is employed hereunder, whether or not patentable and whether or not on the Employer’s time or with the use of its facilities or materials, shall be the property of Employer or its designee, and shall be promptly and fully disclosed by Employee to Employer at Employer’s request.  Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer) to vest title to any such Invention in Employer or in any person designated by Employer and to enable such person, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Employer, members of the Icahn Group, and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family, Employer and their respective Affiliates, shall constitute confidential information for purposes of this Agreement.  Employee agrees that  whether during or after his employment hereunder, he will not disparage the Employer, members of the Icahn Group their respective Affiliates or any of their respective officers, directors or employees and Carl C. Icahn or members of his family.  Employer agrees, on its own behalf and on behalf of  other members of  the Icahn Group, not to disparage Employee during the course of his employment or thereafter.

11.
Remedy for Breach.  Employee hereby acknowledges that the provisions of Sections 10, 11 and 12 of this Agreement are reasonable and necessary for the protection of Employer and the Icahn Group and the other persons or entities referred to therein, are not unduly burdensome to Employee, and the Employee also acknowledges his obligations under such covenants.  Employee further acknowledges that the Employer and the Icahn Group and the other persons or entities referred to therein will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and the other persons and entities referred to therein shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

12.
Competitive Services and Employees.  During the period that Employee is employed under this Agreement and for one year thereafter, Employee will not, directly or indirectly, solicit or aid in the solicitation of employees of Employer or any member of the Icahn Group for employment by any other person or entity. During the course of his employment hereunder, Employee shall not compete directly or indirectly with the business or businesses of Employer or of any member of the Icahn Group.  Should Employee’s employment hereunder cease prior to December 31, 2012, then Employee shall not engage in any activity, whether as an employee, officer, director, partner, member, holder of more than 5% of the outstanding stock or any combination thereof, of any person or entity which directly competes with any Material Business (as defined below) controlled directly or indirectly by Employer at the time that Employee’s employment ceased;  provided that this prohibition shall commence on the date that the employment ceased and shall continue (i) through December 31, 2012, in the event Employee’s employment was terminated by Employer without Cause or by Employee for Good Reason (and Employer is in compliance with Section 8(c) and its other material obligations under this Agreement), or (ii) through the close of business on the 180th day after the cessation of Employee’s employment hereunder if such cessation shall be for any other reason.   For purposes of this Section 12, the term “Material Business” shall mean any business owned by an operating  company of Employer that accounted for more than 5% of the revenues of Employer during the fiscal year prior to the cessation of Employee’s employment with Employer.

13.	Miscellaneous.

(a)	Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.

(b)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.  All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(c)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(d)
Judicial Modification.  If any court determines that any of the covenants in this Agreement or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(e)
Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer.  As a condition to the sale or transfer of all or substantially all of the assets of Employer, or any merger or business combination involving Employer and any other entity, the successor or surviving entity shall assume Employer’s obligations under this Agreement. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interests established hereunder or under any related agreements or documents of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

(f)
Survival.  This Agreement shall survive the termination of the employment of Employee hereunder in all circumstances and the provisions hereof (including Sections 5, 7, 8, 10, 11 and 12), shall be and remain fully effective in accordance with their terms.

14.	Other.

(a)
Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been or will be delivered to Employee, including, without limitation, those applicable to investments by employees. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

(b)	Employee agrees to provide to Employer a written list of all existing investments of Employee, directly or indirectly.

(c)
Employer agrees to use its best efforts to (i) cause the approval of the grant of Employee’s Options by the Unitholders and (ii) register the Depositary Units issuable upon exercise of the Options with the Securities and Exchange Commission and, except during occasional periods when the registration statement relating thereto may not be usable, to maintain such registration so that such Units are freely transferrable, in each case within a reasonable time after this Agreement is executed.

(d)
The parties intend that payments and benefits under this Agreement that constitute deferred compensation subject to Section 409A of the  Code, as amended, and the regulations and guidance promulgated thereunder ("Section 409A"), shall comply with Section 409A and that this Agreement shall be interpreted accordingly.  For purposes of payment of deferred compensation upon or commencing upon Employee’s termination of employment, references to Employee’s termination of employment shall be deemed to refer to Employee’s "separation from service," within the meaning of Section 409A, from Employer.  If, on the date of his separation from service with Employer, Employee is a "specified employee," within the meaning of and subject to Code Section 409A(a)(2)(B), then all payments of deferred compensation subject to Section 409A payable on account of such separation from service within the six month period following his separation from service shall be aggregated and paid, without interest, upon the earlier of the first day following the expiration of such six month period and the Employee’s date of death.  For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Employer makes no representations or warranty and shall have no liability to Employee or any other person if any payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

In WITNESS WHEREOF, undersigned have executed this Agreement as of February 11, 2010.

EMPLOYEE

/s/ Daniel A. Ninivaggi
Daniel A. Ninivaggi

EMPLOYER

Icahn Enterprises L.P.
By: Icahn Enterprises G.P., Inc., general partner

By:	/s/ Keith Meister
Name: Keith Meister
Title: Principal Executive Officer

The undersigned agrees that he shall vote all his Depositary Units in favor of the granting of the Options to Employee as set forth herein.

/ s/ Carl C. Icahn
Carl C. Icahn